Exhibit 4.24

EXECUTION COPY

STOCK PLEDGE AGREEMENT

This Stock Pledge Agreement (this “Agreement”) is entered into as of November 14, 2017, by and between HERCULES CAPITAL, INC., as administrative agent and collateral agent (in such capacity, “Agent”) for a syndicate of secured parties (together with Agent, collectively, “Secured Parties”) and MOTIF BIO PLC, a public limited company organized under the laws of England and Wales (“Pledgor”).

RECITAL

MOTIF BIOSCIENCES INC., a Delaware corporation (“Borrower”), wishes to borrow money from time to time from Secured Parties pursuant to that certain Loan and Security Agreement dated as of even date executed by and among Borrower and Secured Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement). Secured Parties have agreed to extend credit and provide other financial accommodations to Borrower upon the terms and conditions set forth in the Loan Agreement provided Pledgor secures the Obligations in accordance with the terms of this Agreement.

NOW, THEREFORE, Pledgor and Agent, for the ratable benefit of Secured Parties, agree as follows:

1.                                      CREATION OF SECURITY INTEREST.

1.1                               Grant of Security Interest

(a)                                 Pledgor hereby pledges, assigns and delivers to Agent and grants to Agent, for the ratable benefit of Secured Parties, a security interest in the property described on Exhibit A attached hereto (the “Pledged Collateral”) as security for the prompt payment and performance of all of the Obligations.

(b)                                 The term “Pledged Collateral” shall also include any securities, investment properties, instruments or distributions of any kind issuable, issued or received by Pledgor upon conversion of, in respect of, or in exchange for any other Pledged Collateral, including, but not limited to, those arising from a stock dividend, stock split, reclassification, reorganization, merger, consolidation, sale of assets or other exchange of securities or any dividends or other distributions of any kind upon or with respect to the Pledged Collateral.

1.2                               Delivery of Additional Documentation Required. Pledgor will from time to time execute and deliver to Agent, at the request of Agent, all financing statements and other documents that Agent may reasonably request, in form satisfactory to Agent, to perfect and continue the perfection of Agent’s security interests in the Pledged Collateral. Pledgor authorizes Agent to file financing statements without notice to Pledgor, in all appropriate jurisdictions, as Agent deems appropriate, to perfect or protect Agent’s interest in the Pledged Collateral. The certificate or certificates for the securities included in the Pledged Collateral, accompanied by an instrument of assignment duly executed in blank by Pledgor, have been, or will, within five (5) days after the date hereof, be delivered by Pledgor to Agent. Pledgor shall cause the books of Borrower to reflect the pledge of the Pledged Collateral.

1.3.  Voting  Prior  to Demand.  Unless an Event of Default (as defined below) shall  have occurred and be continuing, Pledgor shall be entitled to exercise any voting rights with respect to the Pledged Collateral and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights of Pledgor to vote and give consents, waiver and ratifications shall upon notice to Pledgor cease in case such an Event of Default hereunder shall occur and be continuing.

2.                                      REPRESENTATIONS AND WARRANTIES. Pledgor represents and warrants that:

2.1                               Due Organization and Qualification. Pledgor is duly existing and in good  standing under the laws of its jurisdiction of organization and is qualified and licensed to do business in, and is in good standing in, each jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified.

2.2                               Due Authorization; No Conflict. The execution, delivery, and performance of this Agreement are within Pledgor’s powers, have been duly authorized, and neither conflict with nor constitute a breach of any provision contained in Pledgor’s formation documents or bylaws, nor will they constitute an event of default under any material agreement to which Pledgor is a party or by which Pledgor is bound.

2.3                               No Prior Encumbrances. Pledgor has good title to the Pledged Collateral, free and clear of any liens, security interests, or other encumbrances other than the security interest in favor of Agent.

2.4                               Litigation. There is no action, suit or proceeding affecting Pledgor pending or threatened before any court, arbitrator, or governmental authority, domestic or foreign, which may have a material adverse effect on the ability of Pledgor to perform its obligations under this Agreement.

2.5                               Solvency. The incurrence of Pledgor’s obligations under this Agreement will not cause Pledgor to (a) become insolvent; (b) be left with unreasonably small capital for any business or transaction in which Pledgor is presently engaged or plans to be engaged; or (c) be unable to pay its debts as such debts mature.

3.                                      AFFIRMATIVE COVENANTS

Pledgor covenants and agrees that, until (i) the indefeasible payment in full in cash of the Obligations, (ii) no Secured Party has any obligation to extend credit to Borrower or otherwise perform under the Loan Agreement, and (iii) the termination of the Loan Documents (the occurrence of all of the foregoing events being referred to herein as “Payment in Full of the Obligations”), Pledgor shall do all of the following:

3.1                               Government Compliance. Comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a material adverse effect on Pledgor’s business.

3.2                               Fees and Costs. To the extent not otherwise paid by Borrower, pay all costs and expenses described in Section 11.11 of the Loan Agreement (the “Bank Expenses”) incurred through and after the date of this Agreement.

4.                                      NEGATIVE COVENANTS

Pledgor covenants and agrees that, until the Payment in Full of the Obligations, Pledgor shall not do any of the following:

4.1                               Dispositions. Convey, sell, lease, transfer, pledge, assign control over or otherwise dispose of all or any part of the Pledged Collateral.

4.2                               Encumbrances. Create, incur, assume or suffer to exist any security interest, lien or encumbrance with respect to the Pledged Collateral, other than the security interest in favor of Agent, for the ratable benefit of Secured Parties.

5.                                      EVENTS OF DEFAULT

Any one or more of the following events shall constitute an “Event of Default” under this Agreement:

5.1                               Loan Agreement. If an Event of Default occurs under the Loan Agreement or  any other Loan Document.

5.2                               Covenant Default. If Pledgor fails or neglects to perform, keep, or observe any material term, provision, condition, covenant, or agreement contained in this Agreement or in any other Loan Document, and, except with respect to Sections 4.1 and 4.2 of this Agreement, as to any default under a term, condition or covenant that can be cured, has not cured the default within 5 days after it occurs, or if the default cannot be cured within 5 days or cannot be cured after Pledgor’s attempts in the 5 day period, and the default may be cured within a reasonable time, then Pledgor has an additional time, (of not more than 10 days) to attempt to cure the default.

5.3                               Attachment. If any portion of the Pledged Collateral is made the subject of a lien, security interest or other encumbrance (other than that in favor of Agent), or is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 5 days, or if Pledgor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.

5.4                               Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein.

5.5                               Insolvency. (a) Pledgor becomes insolvent; (b) Pledgor begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Pledgor and not dismissed or stayed within 30 days.

5.6                               Material Adverse Change. If there is a material impairment in the priority of Agent’s security interest in the Pledged Collateral.

6.                                      AGENT’S RIGHTS AND REMEDIES

6.1                               Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Pledgor:

(a)                                 Exercise all such rights as a secured party under the UCC as it, in its sole judgment, shall deem necessary or appropriate, including the right to sell all or any part of the Pledged Collateral at one or more public or private sales upon five (5) days’ prior written notice to Pledgor, and any such sale or sales may be made for cash, upon credit, or for future delivery, and in connection therewith, Agent may grant options, provided that any such terms or options shall, in the best judgment of Agent, be extended only in order to obtain the best possible price.

(b)                                 Declare all Obligations immediately due and payable (but if an Event of Default described in Section 5.5 occurs all Obligations are immediately due and payable without any action by Agent).

6.2                               Sale of Pledged Collateral. Pledgor recognizes that Agent may be unable to effect a public sale of all or a part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Act”), so that Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and without a view to the distribution or resale thereof. Pledgor understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Pledged Collateral were sold at public sales, and agrees that Agent has no obligation to delay the sale of any of the Pledged Collateral for the period of time necessary (even if Agent would agree), to register such securities for sale under the Act. Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

6.3                               Remedies Cumulative. Agent’s rights and remedies under this Agreement and the other Loan Documents shall be cumulative. Agent shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by  Agent of one right or remedy shall be deemed an election, and no waiver by Agent of any Event of Default on Pledgor’s part shall be deemed a continuing waiver. No delay by Agent shall constitute a waiver, election, or acquiescence by it.

6.4                               Demand; Protest. Pledgor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Agent on which Pledgor may in any way be liable.

6.5                               Hold on Pledged Collateral. Pledgor agrees that, until Payment in Full of the Obligations, Agent may hold and refuse to release the Pledged Collateral to any party, including Pledgor.

6.6                               Power of Attorney. Pledgor irrevocably appoints Agent as its lawful attorney to transfer the Pledged Collateral into the name of Agent or a third party as the Code permits and cause new certificates representing the Pledged Collateral to be issued in the name of Agent; provided that such power of attorney shall only be exercisable upon the occurrence and during the continuance of an Event of Default. Agent may exercise the power of attorney to sign Pledgor’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Agent’s appointment as Pledgor’s attorney in fact, and all of Agent ‘s rights and powers, coupled with an interest, are irrevocable until the Payment in Full of the Obligations.

6.7                               Bank Expenses. If Pledgor fails to pay any amount due hereunder or furnish any required proof of payment to third persons in connection with the Pledged Collateral, Agent may make all or part of the payment and take any action Agent deems prudent. Any amounts paid  by Agent are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Pledged Collateral. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default. After the sale of any of the Pledged Collateral, Agent may deduct all reasonable legal and other expenses and attorneys’ fees for preserving, collecting, selling and delivering the Pledged Collateral and for enforcing its rights with respect to the Obligations, and shall apply the remainder of the proceeds to the Obligations in such manner as Agent in its reasonable discretion shall determine, and shall pay the balance, if any, to Pledgor.

6.8                               Agent’s Liability for Pledged Collateral. If Agent complies with reasonable banking practices, it is not liable or responsible for the safekeeping of the Pledged Collateral.

7.                                      NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be made in accordance with Section 11.2 of the Loan Agreement; provided that communications and notices to Pledgor may be made to Borrower on behalf of Pledgor.

8.                                      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

8.1                               Governing Law. This Agreement have been negotiated and delivered to Agent in the State of California, and shall have been accepted by Agent in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

8.2                               Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 8.3 is not applicable) arising in or under or related to this Agreement may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set  forth in Section 7, and shall be deemed effective and received as set forth in Section 7. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

8.3                               Mutual Waiver of Jury Trial. Because disputes arising in connection with  complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF PLEDGOR AND AGENT SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY PLEDGOR AGAINST AGENT OR ITS ASSIGNEE OR BY AGENT OR ITS ASSIGNEE AGAINST PLEDGOR. This waiver extends to all such Claims, including Claims that involve Persons other than Agent or Pledgor; Claims that arise out of or are in any way connected to the relationship among Pledgor and Agent; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

8.4                               Judicial Reference. If the waiver of jury trial set forth in Section 8.3 is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding. In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 8.2, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

8.5                               Private Judge. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential  and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the  power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

9.                                      GENERAL PROVISIONS

9.1                               Amendment of Loan Documents. Pledgor authorizes Agent, without notice or demand and without affecting its liability hereunder, from time to time to (a) renew, extend, or otherwise change the terms of the Loan Documents or any part thereof, as provided in Section 11.3 of the Loan Agreement; (b) take and hold security for the payment of the Loan Documents, and exchange, enforce, waive and release any such security; and (c) apply such security and direct the order or manner of sale thereof as Agent in its sole discretion may determine.

9.2                               Pledgor Waivers. Pledgor waives any right to require Agent to (a) proceed against Borrower, any other guarantor or any other person; (b) proceed against or exhaust any security held from Borrower; (c) marshal any assets of Borrower; or (d) pursue any other remedy in Agent’s power whatsoever. Agent may, at its election, exercise or decline or fail to exercise any right or remedy it may have against Borrower or any security held by Agent, including without limitation the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of Pledgor hereunder. Pledgor waives any defense arising by reason of any disability or other defense of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower. Pledgor waives any setoff, defense or counterclaim that Borrower may have against Agent. Pledgor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against Borrower. Pledgor shall have no right of subrogation or reimbursement, contribution or other rights against Borrower, and Pledgor waives any right to enforce any remedy that Agent now has or may hereafter have against Borrower. Pledgor waives all rights  to participate in any security now or hereafter held by Agent. Pledgor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Pledge Agreement and of the existence, creation, or incurring of new or additional indebtedness. Pledgor assumes the responsibility for being and keeping itself informed of the financial condition of Borrower and of all other circumstances bearing upon the risk of nonpayment of any indebtedness or nonperformance of any obligation of Borrower, warrants to Agent that it will keep so informed, and agrees that absent a request for particular information by Pledgor, Agent shall have no duty to advise Pledgor of information known to Agent regarding such condition or any such circumstances. Pledgor waives the benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

9.3                               Borrower Insolvency. If Borrower becomes insolvent or is adjudicated bankrupt  or files a petition for reorganization, arrangement, composition or similar relief under any present or future provision of the United States Bankruptcy Code, or if such a petition is filed against Borrower, and in any such proceeding some or all of any indebtedness or obligations under the Loan Documents are terminated or rejected or any obligation of Borrower is modified or abrogated, or if Borrower’s obligations are otherwise avoided for insolvency, bankruptcy or any similar reason, Pledgor agrees that Pledgor’s liability hereunder shall not thereby be affected or modified and such liability shall continue in full force and effect as if no such action or proceeding had occurred. This Agreement shall continue to be effective or be reinstated, as the case may be, if any payment must be returned by Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of Borrower, Pledgor, any other person, or otherwise, as though such payment had not been made.

9.4                               Subordination of Indebtedness. Any indebtedness or other obligation of  Borrower now or hereafter held by or owing to Pledgor is hereby subordinated in time and right of payment to all obligations of Borrower to Secured Parties, except as such indebtedness or other obligation is expressly permitted to be paid under the Loan Agreement; and such indebtedness of Borrower to Pledgor is assigned to Agent as security for this Agreement, and if Agent so requests shall be collected, enforced and received by Pledgor in trust for Agent and to be paid over to Agent on account of the Obligations. Any notes now or hereafter evidencing such indebtedness of Borrower to Pledgor shall be marked with a legend that the same are subject to this Agreement and shall be delivered to Agent. Pledgor shall, and Agent is hereby authorized to, in the name of Pledgor from time to time, execute and file financing statements and continuation statements and execute such other documents and take such other action as Agent deem necessary or appropriate to perfect, preserve and enforce its rights hereunder.

9.5                               Disclosure of Information; Collateral. Pledgor acknowledges that it has, independently of and without reliance on Agent or any other Secured Party, made its own credit analysis of Borrower and the Collateral, performed its own legal review of this Agreement, the Loan Documents and all related filings, and is not relying on Agent or any other Secured Party with respect to any of the aforesaid items. Pledgor has established adequate means of obtaining from Borrower, on a continuing basis, financial and other information pertaining to Borrower’s financial condition and the value of the Collateral and status of Agent’s lien on and in the Collateral. Pledgor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Pledgor’s risks hereunder, and Pledgor further agrees that Agent shall have no obligation to disclose to Pledgor information or material with respect to Borrower or the Collateral acquired in the course of Agent’s relationship with Borrower. Agent makes no representation, express or implied, with respect to the Collateral or its interest in, or the priority or perfection of its lien on and in the Collateral. Pledgor acknowledges that its obligation hereunder will not be affected by (a) Agent’s failure properly to create a lien on or in the Collateral, (b) Agent’s failure to create or maintain a priority with respect to the lien purported to be created in the Collateral, or (c) any act or omission of Agent (whether negligent or otherwise) which adversely affects the value of the Collateral or Agent’s lien therein or thereon or the priority of such lien.

9.6                               Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Pledgor may not assign this Agreement or any rights under it without Agent’s prior written consent. Agent has the right, without the consent of or notice to Pledgor, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Agent’s obligations, rights and benefits under this Agreement.

9.7                               Indemnification. Pledgor agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Pledgor agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

9.8                               Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

9.9                               Severability of Provisions. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.10                        Amendments in Writing, Integration. All amendments to this Agreement must be in writing and executed by the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

9.11                        Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

9.12                        Survival. All covenants, representations and warranties made in this Agreement continue in full force while any obligations remain outstanding. Section 9.7 of this Agreement shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Pledge Agreement to be executed as of the date first written above.

Pledgor	MOTIF BIO PLC

	By:	/s/ Robert Dickey IV
	Name:	Robert Dickey IV
	Title:	Chief Financial Officer

AGENT	HERCULES CAPITAL, INC.

	By:	/s/ Zhuo Huang
	Name:	Zhuo Huang
	Title:	Associate General Counsel

Signature Page to Stock Pledge Agreement

EXHIBIT A

The Pledged Collateral consists of all of Pledgor’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Pledgor has rights now or hereafter has rights therein and wherever located:

All of the issued and outstanding Equity Interests in Motif BioSciences Inc., a Delaware corporation, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing; and

All Pledgor’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.